La-Z-Boy Incorporated
One La-Z-Boy Drive
Monroe, Michigan 48162-5138
February 10, 2021

Mr. Kurt L. Darrow
c/o La-Z-Boy Incorporated
One La-Z-Boy Drive
Monroe, Michigan 48162-5138

Dear Kurt:

On behalf of La-Z-Boy Incorporated (the “Company”) and its Board of Directors (the “Board”), I want to thank you for your many years of service to the Company. We appreciate your willingness to provide continued support and expertise to the Company as Chairman of the Board (“Chairman”), in a non-executive capacity, following your retirement as President and Chief Executive Officer.

This letter agreement (this “Agreement”) will set forth the terms of your retirement as well as your service as Chairman and will remain in effect during the term of your service in such position.

Retirement. Your retirement as the Company’s President and Chief Executive Officer will become effective on April 25, 2021, the first day of the Company’s Fiscal Year 2022 (the “Retirement Date”). Following the Retirement Date, you agree to serve as Chairman of the Board until the earlier of (i) April 30, 2022, the last day of the Company’s Fiscal Year 2022 and (ii) your termination of service as a member of the Board for any reason (either such date, the “Termination Date” and the period from the Retirement Date to the Termination Date, the “Transition Period”). At your Retirement Date, you shall be deemed to have resigned, without any further action by you, from any and all positions that you, immediately prior to such resignation, (i) held with the Company or any of its affiliates, other than as director of the Company and Chairman of the Board or (ii) held with any other entities at the direction of, or as a result of your affiliation with, the Company or any of its affiliates. If for any reason this Agreement is deemed to be insufficient to effectuate such resignations, then you shall, upon the Company’s request, execute any documents or instruments that the Company may deem necessary or desirable to effectuate such resignations.

Duties During the Transition Period. You agree to provide transition and other related services to the Company during the Transition Period in order to provide an effective transition of your executive responsibilities to the Company’s incoming Chief Executive Officer. In addition, during the Transition Period you will continue to serve as a director and Chairman of the Board, performing the duties normally assigned to a Chairman of a publicly-traded corporation, which will include, but not be limited to, (i) chairing meetings of the Board and the Company’s shareholders; (ii) preparing the agenda for meetings of the Board in coordination with the Chief Executive Officer and other members of the Board; (iii) consulting with and supporting the incoming Chief Executive Officer on the Company’s strategy, including short- and long-range planning activities and growth strategies; and (iv) assisting in communications with investors, analysts and public relations, as needed. Note that the continuation of the Transition Period and your service as Chairman of the Board beyond the date of the Company’s 2021 Annual Meeting of Shareholders (the “Annual Meeting”) is subject to your re-election as a director at such Annual Meeting.
Following the completion of the Transition Period, you will be deemed to have resigned your position as a director and as Chairman of the Board. If for any reason this Agreement is deemed to be insufficient to effectuate such resignations, then you shall, upon the Company’s request, execute any documents or instruments that the Company may deem necessary or desirable to effectuate such resignations.

Compensation. You will be compensated during the Transition Period for your services as Chairman in an amount equal to $100,000, to be delivered as a supplemental annual cash retainer (the “Chairman Cash Retainer”). The Chairman Cash Retainer shall be paid in advance in equal quarterly installments over the course of the Transition Period, subject to pro ration by the Company or reimbursement by you, as appropriate, for any quarters in which you do not provide continued service through the end of such quarter. For the avoidance of doubt, except as otherwise set forth herein, you will not be eligible to participate in the compensation and benefit programs available to Company employees during the Transition Period.
During the Transition Period, in addition to the Chairman Cash Retainer, you will be entitled to the annual compensation typically provided to the Company’s non-employee directors. Below is a summary of the annual non-employee director compensation approved by the Board for fiscal year 2021, which is subject to change from time to time in the future as determined by the Board:

•Equity Grant: If you are re-elected at the 2021 Annual Meeting of Shareholders, you will be eligible to receive the annual equity grant for continued service as a member of the Board pursuant to the Company’s then current non-employee director compensation policy.

•Cash Retainer: Your cash compensation will consist of $85,000 per year for Board membership. Payments will be made in advance in equal quarterly installments and will be subject to pro ration by the Company or reimbursement by you, as appropriate, for any quarters in which you do not provide continued service through the end of such quarter. The Company pays an incremental fee of $1,500 per Board meeting attended in excess of ten meetings per year. In addition, the Company will reimburse you for reasonable travel expenses for attending in-person Board meetings, subject to compliance with the Company’s reimbursement policies.

•Miscellaneous benefits: As a member of the Board, you will be eligible to purchase our products from the Company at a discount. During your Board service, you will also be provided membership in the National Association of Corporate Directors.

During the period from the date hereof until the Retirement Date, your compensation as President and Chief Executive Officer shall remain unchanged. For the avoidance of doubt, you will remain eligible for a cash bonus under the Company’s management incentive program for Fiscal Year 2021, payable based on actual Company performance, with such bonus to be paid at the same time bonuses are paid to the Company’s other executive officers (but in any event no later than 2 1/2 months following the conclusion of Fiscal Year 2021).

Outstanding Equity Awards. During the Transition Period, your outstanding equity awards will continue to vest based on your continued service as Chairman in accordance with the terms of the Company’s 2017 Omnibus Incentive Plan (the “Plan”) and the underlying equity award agreements. At the end of the Transition Period, your separation from the Company will be considered a “Retirement” as defined in the Plan and any outstanding and unvested awards will be treated in accordance with the retirement provisions set forth in the Plan and the underlying equity award agreements.

Retirement Benefits. You and the Company agree that based on the anticipated level of services that you will perform for the Company after the Retirement Date, you are expected to experience a “separation from service” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) as of the Retirement Date. Accordingly, you will be entitled to begin benefit payments under the Company’s Executive Deferred Compensation Plan and the Company’s Performance Compensation Retirement Plan, in each case, in accordance with the terms of such plans, your deferral elections and the applicable requirement of Section 409A of the Code.

Limited Use of Company Aircraft. During the Transition Period, you shall have the option to use the aircraft currently leased by the Company from ELK Air Partners III, LLC (the “Company Aircraft”) for a maximum of fifteen (15) hours of personal flight time, provided you reimburse the Company for such usage pursuant to a Time Sharing Agreement entered into by you and the Company (the “Time Sharing Agreement”). Under the Time Sharing Agreement, you shall reimburse the Company for the aggregate actual expenses of each personal flight based on the variable costs of the flight, with the amount of such reimbursement not to exceed the maximum payment level established under the Federal Aviation Administration rules. Your personal use of the Company Aircraft shall be subject to the Company’s corporate aircraft policy and the availability of the Company Aircraft, with Company business flights having priority over your personal flights.

Severance Plan and Change in Control Agreement. You and the Company hereby acknowledge and agree that your resignation as President and Chief Executive Officer will not constitute a “Covered Termination” as defined in the Company’s Severance Plan for Named Executive Officers (the “Severance Plan”). Accordingly, you will not be eligible for benefits under the Severance Plan. You and the Company also hereby acknowledge and agree that, as of the Retirement Date, the Change in Control Agreement by and between you and the Company, dated June 15, 2015, will terminate in accordance with its terms and will be of no force or effect as of such date.

Again, thank you for your many years of dedicated service to the Company and your agreement to assist the Company in its leadership transition.

Sincerely,

LA-Z-BOY INCORPORATED

By:	/s/ Katie Vanderjagt
Name: Katie Vanderjagt
Title: VP & CHRO

This letter agreement correctly reflects our understanding, and I hereby confirm my agreement to the same as of the date set forth above.

_/s/ Kurt L. Darrow_______________
Kurt L. Darrow